Exhibit 12 (c) 1

                     SOUTHWESTERN ELECTRIC POWER COMPANY
                     RATIO OF EARNINGS TO FIXED CHARGES
                         FOR YEARS ENDED DECEMBER 31

                                 1994     1993      1992      1991      1990
                               (thousands except ratios)
Operating income              $145,922  $118,057  $145,727  $143,317  $146,586
Adjustments:
  Federal and state income
    taxes                       20,622    37,108    31,478    39,785    41,287
  Provision for deferred
    federal and state
    income taxes                22,248      (648)   10,258     5,566     2,097
  Deferred investment tax
    credits                     (4,278)   (5,193)   (6,864)   (4,938)   (4,934)
  Other income and deductions    4,656     3,658       537     3,883     2,492
  Allowance for borrowed and
    equity funds used
    during construction          6,097     2,580       182       978       575
  Interest portion of financing
    leases                       2,562     2,534     2,783     2,946     3,067
        Earnings              $197,829  $158,096  $184,101  $191,537  $191,170


Fixed charges:
  Interest on long-term debt   $43,395   $40,958   $47,490   $48,382   $51,225
  Interest on short-term debt
    and other                    7,568     4,866     4,073     3,172     8,715
  Interest portion of
    financing leases             2,562     2,534     2,783     2,946     3,067
        Fixed Charges          $53,525   $48,358   $54,346   $54,500   $63,007



Ratio of Earnings to Fixed
  Charges                         3.70      3.27      3.39      3.51      3.03